EXHIBIT 3.(i).3
                                    RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                             GINSITE MATERIALS, INC.


         KNOW ALL MEN BY THESE PRESENTS: That the undersigned members of the Board of Directors of the Corporation hereby adopt, execute, and acknowledge these Restated Articles of Incorporation pursuant to the laws of the State of
Florida:


                                    ARTICLE I
                                      NAME

         The name of the Corporation is Ginsite Materials, Inc.


                                   ARTICLE II
                               PERIOD OF DURATION

         The Corporation shall exist in perpetuity, from the initial date of filing of the Articles of Incorporation with the Secretary of State of the State of Florida unless dissolved according to law.

                                   ARTICLE III
                               PURPOSES AND POWERS

         1. Purposes. Except as restricted by these Articles of Incorporation, the Corporation is organized for the purpose of transacting all lawful business for which corporations may be incorporated pursuant to Title 36, Chapter 607 of the Florida Statutes.

         2. General Powers. Except as restricted by these Articles of Incorporation, the Corporation shall have and may exercise all powers and rights that a corporation may exercise legally pursuant to Title 36 Chapter 607 of the Florida Statutes.

                                   ARTICLE IV
                                  CAPITAL STOCK

         The aggregate number of shares of all classes which the Corporation shall have authority to issue is 100,000,000 which shall be Common Shares, par value $0.001 per share, and the designations, preferences, limitations, and relative rights of the shares are as follows:

          a. The holders of the Common Shares shall be entitled to one vote for each share of Common Shares held by them of record at the time for determining the holders thereof entitled to vote.


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          b Unless otherwise  ordered by a court of competent  jurisdiction,  at all meetings of shareholders, holders of a majority of the outstanding Common Stock entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum.

          c. The holders of the outstanding Common Shares of the Corporation may take any action by vote or concurrence of a majority, except as otherwise required by the laws of the State of Florida.


                                    ARTICLE V
                       DENIAL OF CUMULATIVE VOTING RIGHTS

         Cumulative voting shall not be permitted in the election of directors of this Corporation.


                                   ARTICLE VI
                                    DIRECTORS

         The governing board of the Corporation shall be styled as a "Board of Directors," and any member of said Board shall be styled as a "Director."

         The Corporation shall have up to five Directors. The number of members constituting the current Board of Directors of the Corporation is four (4); and the names and post office boxes or street addresses of each of the persons who shall serve as directors until the first annual meeting of shareholders and until their successors are elected and shall qualify are:

Frank Glinton                 c/o ECPI, Inc.
                      2870 Speer Boulevard, Suite 205
                      Denver, Colorado 80211

George Anagnost       c/o ECPI, Inc.
                      2870 Speer Boulevard, Suite 205
                      Denver, Colorado 80211

Wayne Doss                    c/o Ginsite Materials, Inc.
                      6781 West Sunrise Boulevard
                      Plantation, Florida 33313

Murray Ginsberg       c/o Ginsite Materials, Inc.
                      6781 West Sunrise Boulevard
                      Plantation, Florida 33313


                                   ARTICLE VII
                       LIABILITY OF DIRECTORS AND OFFICERS

         The personal liability of the directors and officers of the Corporation is hereby eliminated to the fullest extent permitted by Title 36, Chapter 607 of the Florida Statutes or any corresponding provision of subsequent law, as the same may be amended from time to time; provided, however, that if any amendment to said laws shall operate to limit, reduce, or eliminate any person's rights to have his or her personal liability eliminated as provided in this Article, then the personal liability of each such person

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shall be eliminated  to the fullest  extent  permitted by such laws  immediately prior to the effectiveness of such amendment. Any repeal or modification of this Article shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

                                  ARTICLE VIII
                                 INDEMNIFICATION

         The  Corporation  may  indemnify  any  director,   officer,   employee,
fiduciary, or agent of the corporation to the full extent permitted by the laws of the State of Florida, as may be amended and supplemented.

                                   ARTICLE IX
                        ADOPTION AND AMENDMENT OF BYLAWS

         The current Bylaws of the Corporation shall be adopted by its Board of Directors to the extent that such Bylaws are not inconsistent with these Articles of Incorporation. Subject to repeal or change by action of the shareholders, the power to alter, amend, or repeal the Bylaws or adopt new Bylaws shall be vested in the Board of Directors. The Bylaws may contain any provisions for the regulation and management of the affairs of the Corporation not inconsistent with law or these Articles of Incorporation.

                                    ARTICLE X
                                 RESIDENT AGENT

         The name of the Corporation's resident agent and the street and mailing address in Florida for such resident agent where process may be served upon the Corporation are:

                  Corporation Service Company
                  1201 Hays Street
                  Tallahassee, Florida 32301

         The resident agent may be changed in the manner permitted by law.

         IN WITNESS WHEREOF, the below-named members of the Board of Directors of the Corporation have signed these Articles of Incorporation this 9th day of September 1999.


  /s/ Frank Glinton
  ----------------------
  by: Frank Glinton, President and Member of
        the Board of Directors

ATTEST:


/s/ George Anagnost
----------------------
by: George Anagnost


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                            CERTIFICATE OF ACCEPTANCE
                        OF APPOINTMENT BY RESIDENT AGENT

         I, /s/ Corporation Service Company, hereby accept appointment as Resident Agent for the above named corporation this 14th day of September,

1999.


                                           /s/ Laura R. Dunlap
                                           --------------------
                                          Laura R. Dunlap as its agent






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